Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement (No. 333-211261) on Form S-3 of Rocket Fuel Inc. of our report dated June 30, 2014, relating to our audit of the consolidated financial statements of X Plus Two Solutions, Inc. as of and for the years ended December 31, 2013 and 2012 and for each of the years in the three year period ended December 31, 2013, which is included in the Current Report on Form 8-K/A filed by Rocket Fuel Inc. on November 6, 2014. We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ RSM US LLP

Boston, MA
August 9, 2016